Exhibit 4 (ff)

SIXTEENTH SUPPLEMENTAL INDENTURE

BETWEEN

BANK OF AMERICA CORPORATION

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

DATED AS OF DECEMBER 8, 2011

Supplement to Restated Junior Subordinated Debt Securities Indenture dated as of
November 1, 2001, as supplemented

SIXTEENTH SUPPLEMENTAL INDENTURE

THIS SIXTEENTH SUPPLEMENTAL INDENTURE, dated as of December 8, 2011 (the “Sixteenth Supplemental Indenture”), between BANK OF AMERICA CORPORATION, a Delaware corporation (the “Company”), having its principal office at 100 North Tryon Street, Charlotte, North Carolina 28255, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly The Bank of New York Trust Company, N.A.), a national banking association, as successor Trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company and The Bank of New York Mellon (formerly The Bank of New York), as predecessor trustee, previously entered into a Restated Junior Subordinated Debt Securities Indenture dated as of November 1, 2001 (the “Base Indenture” and, as supplemented, the “Indenture”);
WHEREAS, Section 9.01(i) of the Base Indenture provides that the Company and the Trustee may enter into indentures supplemental to the Indenture without the consent of any holder of Securities to establish the form and terms of the Company's Remarketable Floating Rate Junior Subordinated Notes due 2043 (the “Notes”);
WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Company and the Trustee entered into the Thirteenth Supplemental Indenture, dated as of February 16, 2007 (the “Thirteenth Supplemental Indenture”), to establish the form and terms of the Notes;
WHEREAS, on February 16, 2007, the Company issued $700,100,000 aggregate principal amount of the Notes to BAC Capital Trust XIII (the “Trust”), a Delaware statutory trust, in connection with the Trust's public offering of its securities known as Floating Rate Preferred Hybrid Income Securities (the “Preferred HITS”);
WHEREAS, Section 9.01(h) of the Base Indenture provides that the Company and the Trustee may enter into indentures supplemental to the Indenture without the consent of any holder of Securities to make any change that does not adversely affect the rights of any Securityholder in any material respect;
WHEREAS, the Company has requested that the Trustee execute and deliver this Sixteenth Supplemental Indenture;
WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Sixteenth Supplemental Indenture have been satisfied;
WHEREAS, all things necessary to make this Sixteenth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed that the Indenture is supplemented and amended to the extent and for the purposes expressed herein, as follows:

ARTICLE I
CAPITALIZED TERMS
Section 1.1    Definition of Terms.
For purposes of this Sixteenth Supplemental Indenture, capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture, unless the context otherwise requires:
(a)    terms defined in the Base Indenture and the Thirteenth Supplemental Indenture have the same meaning when used in this Sixteenth Supplemental Indenture Amendment unless otherwise specified herein
(b)    a term defined anywhere in this Sixteenth Supplemental Indenture has the same meaning throughout;
(c)    the singular includes the plural and vice versa;
(d)    a reference to a Section or Article is to a Section or Article of this Sixteenth Supplemental Indenture;
(e)    headings are for convenience of reference only and do not affect interpretation; and

ARTICLE II
AMENDMENTS TO THE THIRTEENTH
SUPPLEMENTAL INDENTURE
Section 2.1    Section 1.1(e) of the Thirteenth Supplemental Indenture is hereby amended as follows:
(a) The current definition of “Collateral Agreement” is deleted in its entirety and replaced with the following:
““Collateral Agreement” means the Amended and Restated Collateral Agreement dated as of December 8, 2011 among the Company, The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, Custodial Agent, Securities Intermediary and Securities Registrar, and the Trust, acting through The Bank of New York Mellon, as Property Trustee.”
(b) The current definition of “Declaration” is deleted in its entirety and replaced with the following:
““Declaration” means the Amended and Restated Declaration of Trust, dated as of February 16, 2007, among the Company, as Sponsor, the Property Trustee, the Delaware Trustee, and the Regular Trustees (each as named therein), with respect to the HITS, as amended by that certain Amendment No. 1 to Amended and Restated Declaration of Trust of BAC Capital Trust XIII, dated as of December 8, 2011, as the same may be further amended, modified or supplemented from time to time.”
Section 2.2    Section 2.4(a) of the Thirteenth Supplemental Indenture is hereby amended and restated in its entirety as follows:
“(a)    The Notes shall be issued in fully registered definitive form in the name of the Property Trustee, on behalf of the Trust, and shall be delivered to the Collateral Agent to be held as Pledged Notes pursuant to the terms of the Collateral Agreement. For so long as such Pledged Notes are held by the Collateral Agent or any Custody Notes are held by the Custodial Agent, in their respective capacities as such under the Collateral Agreement, each such Note shall represent the principal amount so indicated in the Securities Register, provided that the aggregate principal amount of all such Notes shall at all times equal the principal amount issued in accordance with Section 2.1, as adjusted for any subsequent cancellation pursuant to Section 2.10 of the Indenture.”
Section 2.3    The following Section 2.4(f) is hereby added to the Thirteenth Supplemental Indenture:
“(f)    In the event that any Pledged Note is to be released from the Pledge and transferred to the Property Trustee pursuant to Section 2.04 of the Collateral Agreement (a “Cancelled Note”) in connection with the retirement of any Subject Preferred HITS and Subject Common Securities (as defined in the Declaration) pursuant to Section 4.9 of the Declaration, as provided for in said Section 2.04 of the Collateral Agreement, such release and transfer shall be evidenced by an endorsement by the Collateral Agent or the Securities Registrar of the Note held by the Collateral Agent reflecting a reduction in the principal amount of the Cancelled Note. The Collateral Agent shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such reduced principal amount to the Trustee at the facsimile number or address of the Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Property Trustee shall provide to the Collateral Agent).”

ARTICLE III
MISCELLANEOUS
Section 3.1    Effectiveness.
This Sixteenth Supplemental Indenture will become effective upon its execution and delivery.
Section 5.2    Successors and Assigns.
All covenants and agreements in the Base Indenture and the Thirteenth Supplemental Indenture, as supplemented and amended by this Sixteenth Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.
Section 5.3    Further Assurances.
The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Sixteenth Supplemental Indenture.
Section 5.4    Effect of Recitals.
The recitals contained herein shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Sixteenth Supplemental Indenture or of the Notes. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.
Section 5.5    Ratification of Indenture. The Indenture, as supplemented by this Sixteenth Supplemental Indenture, is in all respects ratified and confirmed, and this Sixteenth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 5.6     Governing Law. This Sixteenth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.
Section 5.7    Counterparts.

This Sixteenth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Sixteenth Supplemental Indenture to be duly executed as of the day and year first above written.

BANK OF AMERICA CORPORATION

By: /s/ ANGELA C. JONES
Name: Angela C. Jones
Title: Senior Vice President

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee

By: /s/ TINA D. GONZALEZ
Name: Tina D. Gonzalez
Title: Vice President